                                       FILED UNDER RULE 424(c) OF REGULATION C
                                                   SEC FILE NUMBER:  333-51495

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 27, 1998)

                                 CYBERCASH, INC.

                        2,300,000 SHARES OF COMMON STOCK

         The information in this Prospectus Supplement concerning the Selling Stockholders supplements the statement set forth under the caption "Selling Stockholders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus.

                              SELLING STOCKHOLDERS

         The information set forth under the caption "Selling Stockholders" in the Prospectus is supplemented as follows:

                                              Shares                               Shares            Percentage
                                              Owned             Shares             Owned                Owned
                Selling                       Before             to be             After                After
             Stockholder(1)                  Offering           Offered           Offering            Offering
---------------------------------------- ----------------- -------------------- ---------------- --------------------
John A. Barber Separate Property                   341               341             0                    0
Trust, UDT 14 Jan., 1986
Mellon Bank, N.A. as Trustee for                 4,098             4,098             0                    0
the Bell Atlantic Master Trust
Ann S. Bowers, Trustee, Ann S.                     683               683             0                    0
Bowers Separate Property Trust
Public Employees' Retirement                     4,098             4,098             0                    0
Association of Colorado
Royal & Sun Alliance Trust                       1,366             1,366             0                    0
Company Limited as Trustee of
Crossroads Capital IV Venture
Capital Fund
Crossroads Constitution Limited                  4,098             4,098             0                    0
Partnership
Crossroads Providence Limited                    2,733             2,733             0                    0
Partnership
Endowment Venture Partners,                      6,831             6,831             0                    0
Limited Partnership
The Ford Foundation                              6,831             6,831             0                    0

                                              Shares                               Shares            Percentage
                                              Owned             Shares             Owned                Owned
                Selling                       Before             to be             After                After
              Stockholder                    Offering           Offered           Offering            Offering
---------------------------------------- ----------------- -------------------- ---------------- --------------------
Andrew S. Grove and Eva Kastan                     547               547              0                   0
Grove, Co-Trustees of The Andrew
S. Grove and Eva Kastan Grove
Living Trust dtd 6/4/70
Master Trust Pursuant to the                     2,733             2,733              0                   0
Hewlett-Packard Deferred Profit
Sharing Plan and Supplemental
Pension Plan
Horsley Bridge Fund II, L.P.                    19,126            19,126              0                   0
Leeway & Co.                                    13,662            13,662              0                   0
Arthur Rock                                        205               205              0                   0
William J. Schroeder and Marilee J.                341               341              0                   0
Schroeder, Trustees under
Revocable Trust Agreement dated
November 1, 1993 as amended
J.F. Shea Co., Inc. as Nominee                   1,366             1,366              0                   0
1991-29
Stanford University                              6,831             6,831              0                   0
University of Notre Dame                         4,098             4,098              0                   0
University of Southern California                4,098             4,098              0                   0
Philippe Villers                                 1,024             1,024              0                   0
The President and Trustees of                    2,733             2,733              0                   0
Williams College
Young Men's Christian Association                3,415             3,415              0                   0
Retirement Fund




             The date of this Prospectus Supplement is July 7, 1998.



---------------------
(1) Each of the Selling Stockholders is a limited partner of Mohr, Davidow Ventures III. Information concerning the Selling Stockholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary.